Exhibit 99.1

Illinois Tool Works Inc. Recommends Stockholders
Do Not Tender in Response to Mini-Tender
Offer by TRC Capital Corporation

GLENVIEW, IL., December 21, 2018 - Illinois Tool Works Inc. (NYSE: ITW) has been notified of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC”) to purchase up to 1,000,000 shares of ITW common stock, representing approximately 0.30% of the outstanding shares of ITW common stock. TRC’s offer price of $125.00 per share was approximately 4.6% lower than the closing price per share of ITW common stock on December 14, 2018, the last trading day before the commencement of the offer.

ITW does not endorse TRC’s unsolicited mini-tender offer and is not associated in any way with TRC, its mini-tender offer or its mini-tender offer documents.

ITW recommends that stockholders not tender their shares in response to TRC’s offer, or, if stockholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m. (Eastern Time) on January 17, 2019, because it was commenced at a below-market offer price, is highly conditional and is not subject to important investor protections.

Mini-tender offers, such as TRC’s offer, are not subject to many of the disclosure and procedural requirements afforded to larger tender offers under the rules of the U.S. Securities and Exchange Commission (the “SEC”). The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: www.sec.gov/investor/pubs/minitend.htm.

ITW urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC’s offer.

ITW encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at: www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

ITW requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer related to shares of ITW common stock.

About Illinois Tool Works

ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $14.3 billion in 2017. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has approximately 50,000 dedicated colleagues in operations around the world who thrive in the company’s unique, decentralized and entrepreneurial culture.